SACO 2006-5 Preliminary Collateral

SOURCE BY Originator	#	$	%
AAMES CAPITAL CORPORATION	1621	$85,009,623	27.22%
AEGIS MORTGAGE	521	$27,773,977	8.89%
		$312,250,735

								# Loans Deleted in Diligence
SOURCE BY DEAL	DEAL ID	SETTLEMENT DATE	% Credit and Data	% Compl Rev	% Appraisal	Orig # Lns	# U/W	# Compl	# Value	# guide line	# non delivery
AAMES CAPITAL CORPORATION	AA0602	2/15/06	100%	100%	100%	1,957	1,876	1	17	100	81
AEGIS MORTGAGE	AI0601	2/24/06	25%	25%	0%	533	135	1	0	1	0

Credit underwriting, data integrity comparison and compliance work was done by The Clayton Group or Watterson~Prime LLC on Bulk Transactions
Credit underwriting, data integrity comparison and compliance work on FLOW Production done by EMC/Bear Res Staff Underwriters
Hansen Preview and Hansen PRO Value by Fidelity Hansen Quality on Bulk Transactions

STATEMENT REGARDING FREE WRITING PROSPECTUS
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. Please click here http://www.bearstearns.com/prospectus/bsabs or visit the following website: “www.bearstearns.com/prospectus/bsabs” for a copy of the base prospectus applicable to this offering.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not Permitted.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the preliminary prospectus. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.